UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2011

TC Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Washington	001-33646	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, effective April 1, 2011, the Board appointed Scott M. Pearson to serve as President and Chief Executive Officer. Also effective April 1, 2011, the Board of Directors elected Mr. Pearson as a director of the Company. (In its Form 8-K filing on March 29, 2011, the Company had disclosed that the Board intended to elect Mr. Pearson as a director, effective as of his full time employment by the Company.)

On June 7, 2011, John Fluke, a current director of the Company, advised the Board of Directors that he had decided to serve out his current term as a director through the next annual meeting of shareholders, but that he would not to stand for reelection as a director at that meeting due to other professional commitments. As a result, Mr. Fluke’s tenure as a director of the Company will end upon the election of directors at the annual meeting of shareholders to be held on September 27, 2011.

Item 8.01 Other Events

On August 8, 2011, the Company filed with the Securities and Exchange Commission its notice of annual meeting and definitive proxy statement for the 2011 annual meeting of shareholders, which will be held at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington on September 27, 2011 at 8:00 a.m. Pacific Standard Time. At the meeting, shareholders will be asked to elect seven directors to serve on the Board of Directors until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TC GLOBAL, INC.

Date: August 8, 2011	By:	/s/ Catherine M. Campbell
Catherine M. Campbell
Chief Financial Officer

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